Exhibit (i)

WILLKIE FARR & GALLAGHER LLP	787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

April 28, 2006

Fidelity Select Portfolios
82 Devonshire Street
Boston, MA 02109

Ladies and Gentlemen:

Fidelity Select Portfolios (the "Trust") is authorized to issue and sell an unlimited number of full and fractional shares of beneficial interest of Air Transportation Portfolio, Automotive Portfolio, Banking Portfolio, Biotechnology Portfolio, Brokerage and Investment Management Portfolio, Business Services and Outsourcing Portfolio, Chemicals Portfolio, Computers Portfolio, Construction and Housing Portfolio, Consumer Industries Portfolio, Cyclical Industries Portfolio, Defense and Aerospace Portfolio, Developing Communications Portfolio, Electronics Portfolio, Energy Portfolio, Energy Service Portfolio, Environmental Portfolio, Financial Services Portfolio, Food and Agriculture Portfolio, Gold Portfolio, Health Care Portfolio, Home Finance Portfolio, Industrial Equipment Portfolio, Industrial Materials Portfolio, Insurance Portfolio, Leisure Portfolio, Medical Delivery Portfolio, Medical Equipment and Systems Portfolio, Money Market Portfolio, Multimedia Portfolio, Natural Gas Portfolio, Natural Resources Portfolio, Networking and Infrastructure Portfolio, Paper and Forest Products Portfolio, Pharmaceuticals Portfolio, Retailing Portfolio, Software and Computer Services Portfolio, Technology Portfolio, Telecommunications Portfolio, Transportation Portfolio, Utilities Growth Portfolio, and Wireless Portfolio series of the Trust (the "Shares"), in the manner and on the terms set forth in Amendment No. 82 to the Trust's Registration Statement on Form N-1A, being filed with the Securities and Exchange Commission (File Nos. 002-69972 and 811-03114) (the "Registration Statement") together with this opinion as an exhibit thereto.

We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of the Trust's Trust Instrument as amended and restated to date, and its By-Laws, as currently in effect, and other documents relating to its organization and operation as we have deemed necessary and appropriate as a basis for this opinion. We have also relied upon, insofar as it relates to matters of fact, a certificate of an officer of the Trust dated April 28, 2006 certifying to certain matters which form the basis for the opinions expressed below. We have assumed the authenticity of all instruments and documents, and the conformity to original documents of all instruments and documents submitted to us as certified, conformed or photostatic copies. In addition, we have received a certificate dated April 7, 2006 of the Office of the Secretary of the Commonwealth of Massachusetts as updated by a letter from CT Corporation on April 28, 2006 (the "Certificate") indicating that the Trust is in good standing under the laws of the Commonwealth of Massachusetts. We have also reviewed the Registration Statement filed as of the date of this opinion.

NEW YORK WASHINGTON, DC PARIS LONDON MILAN ROME FRANKFURT BRUSSELS

Our opinion in paragraph 1 with regard to the valid existence of the Trust in the Commonwealth of Massachusetts, its state of organization, is based solely upon the Certificate. Our opinions expressed herein are based upon present laws and facts.

Based upon the foregoing and in reliance thereon and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that:

1. The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts.

2. The Trust is authorized to issue an unlimited number of full and fractional Shares.

3. Subject to the continuing effectiveness of the Registration Statement and compliance with applicable state securities laws (as to neither of which do we express any opinion), and assuming the continued valid existence of the Trust under the laws of the Commonwealth of Massachusetts, upon the issuance of the Shares for a consideration not less than the par value thereof, if applicable, as required by the laws of the Commonwealth of Massachusetts, and for the net asset value thereof as required by the Investment Company Act of 1940, as amended, and in accordance with the terms of Amendment No. 82 to the Registration Statement, and each subsequent post-effective amendment to the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable. However, we note that shareholders of the Trust might, under certain circumstances, be liable for transactions effected by the Trust.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of Amendment No. 82 to the Registration Statement and with any state securities commission where such filing is required. We also consent to the reference to our firm as counsel in the prospectus and statement of additional information filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent that any opinion herein involves the laws of the Commonwealth of Massachusetts, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the Commonwealth of Massachusetts.

Very truly yours,

/s/Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP